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                                                                   EXHIBIT 10.13



                                 August 26, 1999

Steven Adelstein
BRT Studios
4950 West Prospect Road
Fort Lauderdale, FL 33309

Dear Steven:

         Please accept this letter as America One's notice of our combined decision to terminate the current New Howdy Doody Show contract between Realm Productions and Entertainment and America One Television.

         We regrettably understand that this agreement should end effective June 28, 1999. Please note:

         #11 - Additional Terms:

              o Either party has the right to terminate this agreement no less than thirty days prior to its expiration. This contact will automatically renew thirty days prior to expiration for an additional thirteen weeks.

         #8 - "Exhibit A":

              o Cancellation: Network or Licensor may cancel this Agreement under normal circumstances by delivering to Licensor, Network or their designated representative thirty (30) days prior notice in writing.

         I truly believe we rejuvenated a time-honored television show by our marketing efforts, ongoing promotions and distribution. Unfortunately, we were unable to "get in the doors" of the advertising agencies that had the money to spend.



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Steven Adelstein
August 26, 1999
Page 2




         America One continues to grow and continues to add stronger, full-powered stations to our affiliate database. We hope to do business with you again and wish you the best of luck with THE NEW HOWDY SHOW.

                                    Sincerely,


                                    Amy Brown
                                    Program Manager

cc: Thomas Stacy, General Manager